EXHIBIT 23.2







                    CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Air Methods Corporation:


We consent to incorporation by reference in the registration statement on Form S-3 (No. 33-89796) of Air Methods Corporation of our report dated August 12, 1994 relating to the consolidated balance sheets of Air Methods Corporation and subsidiary as of June 30, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended June 30, 1994, which report appears in the June 30, 1994 annual report on Form 10-K/A-2 of Air Methods Corporation.




                              KPMG PEAT MARWICK LLP
                              KPMG PEAT MARWICK LLP


Denver, Colorado
June 19, 1995